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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 4)(1)


                                Ladish Co., Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    505754200
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).



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--------------------------                                     -----------------
   CUSIP No. 505754200               13G                       Page 2 of 8 Pages
--------------------------                                     -----------------


--------------------------------------------------------------------------------
      1.  NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            The TCW Group, Inc.

--------------------------------------------------------------------------------
      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
--------------------------------------------------------------------------------
      3.  SEC USE ONLY

--------------------------------------------------------------------------------
      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

                            Nevada corporation
--------------------------------------------------------------------------------
           NUMBER OF             5.    SOLE VOTING POWER                     -0-
             SHARES              -----------------------------------------------
          BENEFICIALLY           6.    SHARED VOTING POWER               462,593
            OWNED BY             -----------------------------------------------
              EACH               7.    SOLE DISPOSITIVE POWER                -0-
           REPORTING             -----------------------------------------------
          WITH PERSON            8.    SHARED DISPOSITIVE POWER          462,593
--------------------------------------------------------------------------------
      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         462,593
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             |-|
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.5% (see response to Item 4)
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON*
              HC/CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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--------------------------                                     -----------------
   CUSIP No. 505754200               13G                       Page 3 of 8 Pages
--------------------------                                     -----------------


--------------------------------------------------------------------------------
      1.  NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            Robert Day

--------------------------------------------------------------------------------
      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
--------------------------------------------------------------------------------
      3.  SEC USE ONLY

--------------------------------------------------------------------------------
      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States Citizen
--------------------------------------------------------------------------------
           NUMBER OF             5.    SOLE VOTING POWER                     -0-
             SHARES              -----------------------------------------------
          BENEFICIALLY           6.    SHARED VOTING POWER               462,593
            OWNED BY             -----------------------------------------------
              EACH               7.    SOLE DISPOSITIVE POWER                -0-
           REPORTING             -----------------------------------------------
          WITH PERSON            8.    SHARED DISPOSITIVE POWER          462,593
--------------------------------------------------------------------------------
      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         462,593
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             | |
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.5% (see response to Item 4)
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON*
              HC/IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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--------------------------                                     -----------------
   CUSIP No. 505754200               13G                       Page 4 of 8 Pages
--------------------------                                     -----------------


Item 1(a).   Name of Issuer:

              Ladish Co., Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

              5481 South Packard Avenue
              Cudahy, WI 53110

Item 2(a).   Name of Persons Filing:
Item 2(b).   Address of Principal Business Office, or if None, Residence:
Item 2(c).   Citizenship:

              The TCW Group, Inc.
              865 South Figueroa Street
              Los Angeles, CA 90017
              (Nevada Corporation)

              Robert Day
              865 South Figueroa Street
              Los Angeles, CA 90017
              (United States Citizen)

Item 2(d).   Title of Class of Securities:

              Common Stock

Item 2(e).   CUSIP Number:

              505754200

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--------------------------                                     -----------------
   CUSIP No. 505754200               13G                       Page 5 of 8 Pages
--------------------------                                     -----------------


Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  |_|     Broker or dealer registered under Section 15 of the
                      Exchange Act (15 U.S.C. 78o).
         (b)  |_|     Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                      78c).
         (c)  |_|     Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act (15 U.S.C. 78c).
         (d)  |_|     Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e)  |_|     An investment adviser in accordance with Section
                      240.13d-1(b)(1) (ii)(E).
         (f)  |_|     An employee benefit plan or endowment fund in accordance
                      with Section 240.13d-1(b)(1)(ii)(F).
         (g)  |X|     A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G).

                             (SEE Item 7)
                             The TCW Group, Inc.
                             Robert Day (individual who may be deemed to control
                                  The TCW Group, Inc. and other entities which hold the Common Stock of the issuer)

         (h)  |_|     A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)  |_|     A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  |_|     Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|


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--------------------------                                     -----------------
   CUSIP No. 505754200               13G                       Page 6 of 8 Pages
--------------------------                                     -----------------

Item 4.  Ownership **

         THE TCW GROUP, INC.
         (a)       Amount beneficially owned: 462,593****
         (b)       Percent of class:  3.5%
         (c)       Number of shares as to which such person has:
                   (i)   Sole power to vote or to direct the vote: none.
                   (ii)  Shared power to vote or to direct the vote: 462,593
                   (iii) Sole power to dispose or to direct the disposition of:
                         none.
                   (iv) Shared power to dispose or to direct the disposition of: 462,593

         ROBERT DAY ***
         ----------
         (a)       Amount beneficially owned: 462,593****
         (b)       Percent of class:  3.5%
         (c)       Number of shares as to which such person has:
                   (i)   Sole power to vote or to direct the vote: none.
                   (ii)  Shared power to vote or to direct the vote: 462,593
                   (iii) Sole power to dispose or direct the disposition of:
                         none.
                   (iv) Shared power to dispose or to direct the disposition of: 462,593



-----------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
     Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***  Shares reported for Robert Day include shares reported for The TCW Group,
     Inc.

**** Includes 277,775 shares of Common Stock issuable upon conversion of 277,775
     Warrants expiring December 21, 2005.



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--------------------------                                     -----------------
   CUSIP No. 505754200               13G                       Page 7 of 8 Pages
--------------------------                                     -----------------


Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             SEE Exhibit A.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.  SEE Exhibits A and B.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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--------------------------                                     -----------------
   CUSIP No. 505754200               13G                       Page 8 of 8 Pages
--------------------------                                     -----------------


                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 7th day of February, 2001.


                                      The TCW Group, Inc.

                                      By:  /s/ Linda D. Barker
                                           -------------------------------------
                                           Linda D. Barker
                                           Authorized Signatory







                                      Robert Day

                                      By:  /s/ Linda D. Barker
                                           -------------------------------------
                                           Linda D. Barker
                                           Under Power of Attorney
                                           dated November 6, 2000, on file with
                                           Schedule 13G for Retek, Inc.
                                           dated November 8, 2000.

                                   EXHIBIT A

                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY

PART A: TCW ENTITIES

PARENT HOLDING COMPANY:

     The TCW Group, Inc.

     Robert Day (an individual who may be deemed to control The TCW Group, Inc.)


RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

     (i) Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

     (ii) TCW Asset Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

     (iii) TCW Investment Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Note: No Common Stock of Ladish Co., Inc. is held directly by The TCW Group, Inc. Other than the indirect holdings of The TCW Group, Inc., no Common Stock of Ladish Co., Inc. is held directly or indirectly by Robert Day, an individual who may be deemed to control The TCW Group, Inc.

PART B: NON TCW ENTITIES

PARENT HOLDING COMPANY:
----------------------

     Robert Day (an individual who may be deemed to control the entities described below which are not subsidiaries of The TCW Group, Inc.)

RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

     Oakmont Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                    EXHIBIT B

                             JOINT FILING AGREEMENT


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.


Dated this 7th day of February, 2001.

                                      The TCW Group, Inc.

                                      By:  /s/ Linda D. Barker
                                           -------------------------------------
                                           Linda D. Barker
                                           Authorized Signatory







                                      Robert Day

                                      By:  /s/ Linda D. Barker
                                           -------------------------------------
                                           Linda D. Barker
                                           Under Power of Attorney
                                           dated November 6, 2000, on file with
                                           Schedule 13G for Retek, Inc.
                                           dated November 8, 2000.

                                      B-1